Exhibit 99.1

SWS Group, Inc. Announces Net Loss for Fiscal Third Quarter

Management Acts to Reduce Problem Assets, Increases Loan Loss Provision to $25 Million

DALLAS, April 27, 2010 – SWS Group, Inc. (NYSE: SWS) today reported a net loss of $11.5 million, or 35 cents per diluted share, in its fiscal 2010 third quarter ended March 26. Deterioration in the commercial real estate loan portfolio at the company’s subsidiary bank, Southwest Securities, FSB, led to a $25 million loan loss provision and the loss for the quarter. Net revenues for the quarter were $83.0 million.

In the third quarter of the prior fiscal year, SWS reported net income of $4.0 million, or 15 cents per diluted share, on net revenues of $94.7 million.

In the first nine months of fiscal 2010, SWS recorded net revenues of $277.6 million and a net loss of $2.6 million (9 cents per diluted share), compared with net revenues of $282.6 million, net income of $20.0 million and diluted earnings per share of 73 cents in the comparable period of the prior fiscal year.

“North Texas experienced a significant decline in commercial real estate values in the quarter, and this had an impact on our loan portfolio,” said Donald W. Hultgren, president and chief executive officer of SWS Group.

The bank determined that a $25 million loan loss provision was required for the current fiscal quarter, bringing the total loan loss allowance to $30.4 million, or 2.6 percent of loans held for investment. “We expect to maintain the allowance at this level until non-performing assets begin to decline,” Mr. Hultgren added. After the provision, the bank still maintains a risk based capital ratio in excess of its targeted 12 percent.

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SWS Group Announces Third Quarter Results / 2

Total charge-offs at Southwest Securities, FSB, for the third quarter of fiscal 2010 were $12.2 million, substantially all of which were real estate related. Non-performing assets increased $12.6 million from the immediately preceding quarter to $77.2 million, or 4.5 percent of total assets.

SWS Group third quarter fiscal 2010 net revenues declined $11.7 million as compared to the same period of fiscal 2009. Tighter spreads and reduced market volatility in the taxable fixed income business led to an overall decrease in commissions of $11.1 million. Net gains on principal transactions declined $3.7 million. The declines were partially offset by increases in other revenues of $2.4 million.

Operating expenses increased $13.5 million for the third quarter of fiscal 2010 as compared to the same period of fiscal 2009. The largest increase resulted from a $19.3 million increase in the provision for loan loss. These increases were partially offset by a decrease in commission expense of $8.5 million, primarily in the institutional segment.

The clearing segment recorded net revenues of $4.9 million for the three months ended March 26, 2010 compared with $5.4 million for the comparable period in the prior fiscal year. Pre-tax income increased to $96,000 from $92,000 in the same periods, respectively. The clearing segment’s net interest revenue increased $388,000 for the third quarter of fiscal 2010 over the same period in the prior fiscal year as a result of an increase in the spread earned on customer deposits and an increase in customer balances. Other revenues, comprised mainly of fees from money market funds, declined $961,000 because of reduced revenue sharing with various money market funds caused by a reduction in short-term interest rates. Operating expenses for the clearing segment were down $502,000, primarily because of a reduction in commissions and other employee compensation.

The retail segment recorded net revenues of $27.3 million for the third quarter of fiscal 2010 compared with $24.1 million in the comparable period of the prior fiscal year. The improvement resulted from a $2.4 million increase in commission revenues and a $1.2 million increase in insurance product sales, partially offset by a $932,000 decrease in advisory fees primarily due to the closing of Tower Asset Management, LLC in the prior fiscal year. The retail segment improved its operating results from a pre-tax loss of $3.3 million in the fiscal third quarter a year ago to a pre-tax loss of $966,000 in the third quarter of fiscal 2010. Total retail customer assets were $13.2 billion at March 26, 2010 compared with $10.3 billion at March 27, 2009. Retail segment operating expenses increased $877,000, primarily as a result of increased commission expense.

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SWS Group Announces Third Quarter Results / 3

The institutional segment recorded net revenues of $32.6 million and pre-tax income of $9.5 million for the third quarter of fiscal 2010 versus $48.8 million in net revenues and $17.3 million in pre-tax income in the comparable quarter of the prior fiscal year. Institutional segment commissions declined $13.5 million, primarily because of tighter spreads and reduced volatility in taxable fixed income. This decrease was partially offset by an increase in investment banking fees of $2.3 million, which resulted from increased unit investment trust underwriting activity and fees for corporate finance advisory services. Net gains on principal transactions decreased as taxable fixed income declined $3.8 million, reflecting a return to more normal levels after benefiting from extreme market volatility, wider spreads and record revenues in the prior fiscal year’s third quarter. Increased customer activity in the municipal fixed income business partially offset this decrease. Average securities lending balances and spreads earned on securities lending balances declined, resulting in a $1.7 million decrease in the institutional segment’s net interest revenue. Institutional segment operating expenses were down $8.4 million, primarily as a result of decreased commission expense.

The banking segment recorded net revenues of $17.7 million for the third quarter of fiscal 2010 compared with $16.8 million in the comparable period of the prior fiscal year, but the bank posted a $20.1 million pre-tax loss versus a $329,000 loss in the same periods. Net interest revenue increased $1.4 million for the banking segment, primarily as a result of an increase in average loans held for investment from March 31, 2009 to March 31, 2010. Operating expenses for the banking segment increased $20.8 million to $37.9 million, primarily as a result of the loan loss provision.

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SWS Group Announces Third Quarter Results / 4

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of securities, investment and banking services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands) (Unaudited)

	Net Revenues Three Months Ended		Pre-Tax Income (Loss) Three Months Ended
	3/26/2010	3/27/2009	3/26/2010	3/27/2009
Clearing	$4,925	$5,423	$96	$92
Retail	27,278	24,069	(966)	(3,298)
Institutional	32,602	48,838	9,534	17,342
Bank	17,730	16,766	(20,122)	(329)
Other consolidated entities	466	(428)	(6,841)	(6,953)

Consolidated	$83,001	$94,668	$(18,299)	$6,854

FINANCIAL TABLES FOLLOW

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SWS Group Announces Third Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 26, 2010 and June 26, 2009

(In thousands, except par values and share amounts)

	March 26, 2010 (Unaudited)	June 26, 2009

Assets
Cash and cash equivalents	$55,890	$96,253
Assets segregated for regulatory purposes	302,213	313,153
Receivable from brokers, dealers and clearing organizations	1,731,519	1,892,739
Receivable from clients, net of allowances	198,875	158,032
Loans held for sale	322,100	262,780
Loans, net	1,152,838	1,138,602
Securities owned, at market value	234,140	175,030
Securities held to maturity	88,839	6,237
Securities purchased under agreements to resell	33,666	21,622
Goodwill	7,552	7,552
Securities available for sale	1,167	4,094
Other assets	159,607	122,945

Total assets	$4,288,406	$4,199,039

Liabilities and Stockholders’ Equity
Short-term borrowings	$107,000	$10,000
Payable to brokers, dealers and clearing organizations	1,618,532	1,853,544
Payable to clients	454,220	426,300
Deposits	1,438,468	1,292,366
Securities sold under agreements to repurchase	7,873	4,462
Securities sold, not yet purchased, at market value	68,672	53,236
Drafts payable	30,594	27,457
Advances from Federal Home Loan Bank	109,910	117,492
Other liabilities	67,053	73,825

Total liabilities	3,902,322	3,858,682

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 33,309,140 and outstanding 32,358,548 shares at March 26, 2010; issued 28,309,139 and outstanding 27,262,923 shares at June 26, 2009	3,331	2,831
Additional paid-in capital	325,919	271,131
Retained earnings	65,106	75,918
Accumulated other comprehensive income – unrealized holding loss, net of tax	158	180
Deferred compensation, net	3,120	2,639
Treasury stock (950,592 shares at March 26, 2010 and 1,046,216 shares at June 26, 2009, at cost)	(11,550)	(12,342)

Total stockholders’ equity	386,084	340,357

Total liabilities and stockholders’ equity	$4,288,406	$4,199,039

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SWS Group Announces Third Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and nine months ended March 26, 2010 and March 27, 2009

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 26, 2010	Three Months Ended March 27, 2009	Nine Months Ended March 26, 2010	Nine Months Ended March 27, 2009
Revenues:
Net revenues from clearing operations	$2,476	$2,401	$7,832	$8,774
Commissions	35,215	46,360	119,979	135,414
Interest	36,224	43,260	118,397	163,339
Investment banking, advisory and administrative fees	7,895	7,374	26,183	27,728
Net gains on principal transactions	7,776	11,466	32,251	22,128
Other	5,661	3,230	17,017	6,150

Total revenue	95,247	114,091	321,659	363,533

Interest expense	12,246	19,423	44,028	80,921

Net revenues	83,001	94,668	277,631	282,612

Non-Interest Expenses:
Commissions and other employee compensation	53,032	61,571	174,860	177,423
Occupancy, equipment and computer service costs	8,607	8,574	25,696	24,346
Communications	3,370	3,366	9,925	9,835
Floor brokerage and clearing organization charges	1,008	751	2,939	2,665
Advertising and promotional	881	1,175	3,056	3,115
Provision for loan loss	25,000	5,734	34,420	8,443
Other	9,402	6,643	31,102	23,606

Total non-interest expenses	101,300	87,814	281,998	249,433

Income (loss) before income tax expense	(18,299)	6,854	(4,367)	33,179
Income tax expense (benefit)	(6,759)	2,900	(1,779)	13,156

Net income (loss)	(11,540)	3,954	(2,588)	20,023
Net gain/(loss) recognized in other comprehensive income	1	(627)	(22)	(2,606)

Comprehensive income (loss)	$(11,539)	$3,327	$(2,610)	$17,417

Earnings per share – basic

Net income (loss)	$(0.35)	$0.15	$(0.09)	$0.73

Weighted average shares outstanding – basic	32,544,021	27,434,224	29,489,035	27,413,962

Earnings per share – diluted
Net income (loss)	$(0.35)	$0.15	$(0.09)	$0.73

Weighted average shares outstanding – diluted	32,544,021	27,508,487	29,489,035	27,500,961

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CONTACT:	Jim Bowman, Vice President, Corporate Communications, (214) 859-9335, jbowman@swst.com, 1201 Elm Street, Suite 3500, Dallas, Texas 75270